(Letterhead of Zirkle Long, Triguero, & Ward LLC)

November 8, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington DC 20549

Re: Pacific Continental Corporation, Eugene, Oregon

Dear Sir/Madam:

We have read Item 4.01 included in the Form 8-K dated November 12, 2004, of Pacific Continental Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Zirkle, Long & Trigueiro, & Ward L.L.C.

cc: Pacific Continental Corporation